Exhibit 99.1

Harpoon Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results

and Provides Corporate Update

HPN217 (BCMA) and HPN328 (DLL3) enrollment on track, with data updates and selection of recommended Phase 2 doses for both active clinical programs planned in 2023

Completion of $25 million preferred equity financing provides sufficient cash to fund operations into the second half of 2024, beyond key data milestones

Five posters on multiple programs to be presented at AACR 2023 in April

SOUTH SAN FRANCISCO, Calif., March 27, 2023—Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immuno-oncology company developing novel T cell engagers, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided a corporate update.

“Harpoon is well positioned to reach 2023 key milestones on our HPN217 and HPN328 clinical studies with a solid balance sheet extending the cash runway into the second half of 2024,” said Julie Eastland, President and Chief Executive Officer of Harpoon Therapeutics. “Our leadership team remains focused on advancing our clinical pipeline and we anticipate sharing Phase 1 data from our two clinical programs in the second half of 2023.”

Corporate Update / Recent and Upcoming Highlights

Tri-specific T cell Activating Construct (TriTAC®) Platform

HPN217 (BCMA) Phase 1 trial for relapsed, refractory multiple myeloma

•	Interim results presented at the 64th American Society of Hematology (ASH) Annual Meeting (cut-off of October 17, 2022), with additional observations post-ASH include the following:
o	Continued evidence of clinical activity with 77% (10/13) ORR observed in the two highest target dose levels (12 and 24 mg).
o	Early durable responses for responding patients with at least 9 months follow up, the median time on treatment is 12 months.
o	86% (18 of 21) responders remain on study treatment with sustained response, with many responses deepening over time.
o	Low incidence of cytokine release syndrome (CRS) across the patient population studied to date.
◾	Transient CRS has occurred in 27% of patients across highest step-dose levels.
◾	Following ASH 2022, one patient experienced Grade 3 CRS and Grade 1 ICANS followed by a post-traumatic Grade 5 event (subdural hematoma).

•	Phase 1 dose exploration is expected to complete in the first half of 2023, with up to 94 patients and identification of a recommended Phase 2 dose(s) by the end of 2023.

•	Data presentation anticipated in the second half of 2023.

•	Orphan and Fast Track designation granted for the treatment of relapsed and refractory multiple myeloma.

HPN328 (DLL3) Phase 1/2 trial in small cell lung cancer (SCLC) and other neuroendocrine cancers

•	As of February 2023, observations in the monotherapy cohorts included:
o	Early signs of anti-tumor activity seen, with two confirmed partial responses per RECIST in patients with SCLC.
o

Priming dose lowered to 1mg and patients requiring oxygen prior to dosing excluded due to two events of Grade 3 CRS after the initial priming dose of 2 mg including one Grade 5 respiratory failure after higher priming dose.

•	Phase 1/2 dose and schedule optimization trial ongoing with monotherapy cohorts enrolling at the 12mg target dose.

•	Enrollment in combination therapy of HPN328 with atezolizumab (Tecentriq) in patients with SCLC, as part of the Phase 1/2 dose escalation trial, is anticipated to begin in the second half of 2023.

•	Phase 1 dose exploration is expected to complete in the second half of 2023, including the identifying of a recommended Phase 2 dose(s) in the monotherapy setting by the end of 2023.

•	Data presentation anticipated in the second half of 2023.

ProTriTAC™

HPN601 (EpCAM)

•

HPN601 is our first conditionally active T cell engager based on the ProTriTAC™ platform. EpCAM is expressed in a broad range of solid tumors, potentially enabling HPN601 to address multiple indications with high unmet medical need.

•	IND filing timeline to enable a Phase 1 dose exploration study dependent on resource allocation.

Two new candidates for IND-enabling studies from the ProTriTAC platform have been identified against the targets trophoblast cell surface antigen 2,(TROP2) and Integrin-ß6 (ITGB6).

TriTAC-XR®

The proprietary TriTAC-XR extended-release T cell engager platform is designed to minimize on-target CRS, a characteristic of many T cell engagers that can lead to dose limiting toxicities and reduce the efficacy of these potent anti-tumor drugs.

AACR 2023 – Five Preclinical Posters to be Presented:

•	HPN217: Preclinical abstract to be presented at AACR on April 18, 2023:
o	“Anti-tumor activity of HPN217, a BCMA-targeting tri-specific T cell engager, is enhanced by y-secretase inhibitors in preclinical models”

•	HPN328: Two preclinical abstracts to be presented at AACR on April 18, 2023:
o	“Long-term anti-tumor immunity induced by HPN328, a DLL3-targeting tri-specific, half-life extended T cell engager, in a preclinical immunocompetent mouse model”
o	“Anti-tumor activity of HPN328, a DLL3-targeting tri-specific, half-life extended T cell engager, is enhanced by combining with an anti-PD-L1 antibody in an immunocompetent mouse model”

•	ProTriTAC™: Two preclinical abstracts to be presented at AACR on April 17, 2023:
o	“TROP2 ProTriTAC™, a protease-activated T cell engager prodrug targeting TROP2 for the treatment of solid tumors”
o	“ITGB6 ProTriTAC™, a protease-activated T cell engager prodrug targeting Integrin-ß6 for the treatment of solid tumors”

Corporate Update

•	Preferred equity financing closed in March 2023, extending cash runway into the second half of 2024.

•

In November 2022, Harpoon announced a corporate restructuring designed to reduce discovery research and other operating expenses in 2023 and align its core activities with the organization’s clinical pipeline.

•	In October 2022, Harpoon appointed Luke Walker, M.D., as Chief Medical Officer. Dr. Walker leads the clinical development strategy and execution for Harpoon’s multiple clinical programs.

Fourth Quarter and Full Year 2022 Financial Results

•

Harpoon ended the fourth quarter of 2022 with $53.1 million in cash, cash equivalents and marketable securities, compared to $136.6 million as of December 31, 2021. Following the $25.0 million preferred equity financing and year to date ATM sales, cash and cash equivalents are expected to fund current operations into the second half of 2024.

•

Revenue for the quarter ended December 31, 2022 was $4.1 million, compared to $4.3 million for the quarter ended December 30, 2021. For the year ended December 31, 2022, revenue was $31.9 million, compared to $23.7 million for the year ended December 31, 2022. The increase for the year primarily arose from revenue recognized in 2022 for research and development services performed on the third and fourth targets under Harpoon’s Restated Collaboration Agreement with AbbVie, and an increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie for research and development services performed.

•

Research and development (R&D) expense for the quarter ended December 31, 2022 was $18.9 million, compared to $20.7 million for the quarter ended December 31, 2021. For the year ended December 31, 2022, R&D expense was $81.4 million, compared to $72.1 million for the year ended December 31, 2021. The decrease in the fourth quarter was primarily due to lower costs in research and lab supplies due to the corporate restructuring and lower costs in clinical and development costs due to wind down of the HPN424 and HPN536 programs. The increase for the year primarily arose from higher clinical and development costs and personnel-related expense, which included conducting preclinical studies and the continuation and preparation of the clinical trials for HPN217, HPN328 and HPN601.

•

General and administrative (G&A) expense for the quarter ended December 31, 2022 was $3.9 million, compared to $5.2 million for the quarter ended December 31, 2021. For the year ended December 31, 2022, G&A expense was $18.8 million, compared to $18.3 million for the year ended December 31, 2021. The decrease in the fourth quarter was primarily due to lower personnel-related expense. The increase for the year was primarily attributable to an increase in legal fees, consulting and other professional services to support Harpoon’s operations.

•

Net loss for the quarter ended December 31, 2022 was $18.4 million, compared to $21.6 million for the quarter ended December 31, 2021. The net loss for the year ended December 31, 2022 was $67.7 million compared to $116.7 million for the prior year.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immuno-oncology company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “look forward,” “plan,” “potential,” “to be,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of, and milestones concerning, Harpoon Therapeutics’ platforms and product candidates, including timing, scope, design and interim results of clinical trials, the safety and tolerability profile of product candidates, expectations concerning the ability to make regulatory submissions and the timing thereof; cash sufficiency forecast, including ability to extend cash runway as a result of the restructuring and financing activities; progress and plans for partnerships, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, the ability to realize the expected benefits from the restructuring, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ annual report on Form 10-K for the year ended December 31, 2022 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

###

Contacts:

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Media:

uncapped Communications

303-588-0599

kerry.walton@uncappedcommunications.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue
Collaboration and license revenue	$4,089	$4,325	$31,915	$23,654

Total revenue	4,089	4,325	31,915	23,654
Operating expenses
Research and development	18,947	20,664	81,393	72,124
General and administrative	3,854	5,202	18,847	18,327
Litigation settlement	—	—	—	49,954

Total operating expenses	22,801	25,866	100,240	140,405
Loss from operations	(18,712)	(21,541)	(68,325)	(116,751)
Interest income	342	36	776	240
Other expense	(50)	(46)	(182)	(210)

Net loss	(18,420)	(21,551)	(67,731)	(116,721)
Other comprehensive loss:
Net unrealized loss on marketable securities	25	(47)	44	(50)

Comprehensive loss	$(18,395)	$(21,598)	$(67,687)	$(116,771)

Net loss per share, basic and diluted	$(0.55)	$(0.66)	$(2.04)	$(3.62)

Weighted-average shares used in computing net loss per share, basic and diluted	33,683,363	32,704,000	33,167,435	32,274,362

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

	As of December 31,
	2022	2021
	(in thousands)
Cash, cash equivalents, and marketable securities	$53,112	$136,620
Total assets	$73,729	$155,452
Total liabilities	$68,330	$97,382
Total stockholders’ equity	$5,399	$58,070

5